                                                                     EXHIBIT 12

                        AMERICAN DENTAL PARTNERS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                               YEARS ENDED       THREE MONTHS
                                               DECEMBER 31,     ENDED MARCH 31,
                                              ----------------- ---------------
                                               1996       1997   1997    1998
                                              -------    ------ ---------------
EARNINGS:
Earnings (loss) before income taxes.......... $(2,443)   $1,194 $  172 $    769
Add: Fixed charges...........................      44       865    147      502
                                              -------    ------ ------ --------
Earnings (loss) before income taxes, as
 adjusted.................................... $(2,399)   $2,059 $  319 $  1,271
                                              =======    ====== ====== ========
FIXED CHARGES:
Interest expense, including amortization of
 debt expenses............................... $    18    $  674 $  102 $    453
Estimated interest factor of non-reimbursed
 rental expense (approximately 1/3 of non-
 reimbursed rental expense)..................      26       191     45       49
                                              -------    ------ ------ --------
Total fixed charges.......................... $    44    $  865 $  147 $    502
                                              =======    ====== ====== ========
Ratio of earnings to fixed charges...........     N/A(1)    2.4    2.2      2.5
                                              =======    ====== ====== ========

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(1) Earnings before income taxes plus fixed charges were insufficient to cover fixed charges for the year ended December 31, 1996 by $2,399,000.